SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Forefront Income Trust

Address of Principal Business Office:	590 Madison Avenue, 34th Floor
New York, New York 10022

Telephone Number:	(212) 607-8150

Name and address of agent for service of process:	Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington DE 19808

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]           NO [ ]

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 7th day of April, 2014.

[SEAL]	Signature: Forefront Income Trust

By: /s/ Bradley Reifler
Bradley Reifler, Trustee

Attest:   /s/ David Wasitowski

David Wasitowski, Trustee